CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Mutuals.com and to the use of our report dated April 22, 2005 on the financial statements and financial highlights of Generation Wave Aggressive Growth Fund, Generation Wave Alternative Growth Fund, and Generation Wave Growth Fund, each a series of shares of Mutuals.com. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
June 6, 2005